SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RED LION HOTELS CORPORATION
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 17, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 9:00 a.m. on Tuesday, May 21, 2013, at the Red Lion Hotel at the Park, Skyline Ballroom, 303 West North River Drive, Spokane, Washington 99201.

The accompanying Notice of 2013 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

Melvin L. Keating
Interim Chairman of the Board

IMPORTANT

A proxy statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

RED LION HOTELS CORPORATION

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2013

To the Shareholders of Red Lion Hotels Corporation:

The 2013 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 9:00 a.m. on Tuesday, May 21, 2013, at the Red Lion Hotel at the Park, Skyline Ballroom, 303 West North River Drive, Spokane, Washington 99201 for the following purposes:

(1)	Election of nine individuals to the Board of Directors;

(2)	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2013;

(3)	Advisory (non-binding) vote on executive compensation; and

(4)	Transaction of such other business, including consideration of a shareholder proposal, as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 28, 2013 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the proxy card or the information provided by your bank, broker or other holder of record. Even if you vote your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a bank, broker or other holder of record and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the bank, broker or other holder of record.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary

Spokane, Washington

April 17, 2013

The 2012 Annual Report of Red Lion Hotels Corporation

accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 21, 2013:

The Notice of Meeting, Proxy Statement, Proxy Card and 2012 Annual Report

are available at http://investor.shareholder.com/rlhcorp/annuals.cfm.

(continued)

-ii-

RED LION HOTELS CORPORATION

201 West North River Drive, Suite 100

Spokane, Washington 99201

2013 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2013 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Tuesday, May 21, 2013, and at any adjournments thereof. The meeting will be held at the Red Lion Hotel at the Park, Skyline Ballroom, 303 West North River Drive, Spokane, Washington 99201. The following are directions to the hotel from Interstate 90 East or West:

Take Exit 281 — Division Street Exit. Follow Division Street north approximately one mile. Cross the Spokane River, turn left at the first light (North River Drive) and drive approximately one block. The hotel is located on the left side of the street.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April 17, 2013 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 28, 2013. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 28, 2013, there were 19,473,520 shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” election of the nine director nominees named below; (ii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2013; and (iii) “FOR” approval, on an advisory basis, of the compensation of our named executive officers. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the

Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board. To the extent specific instructions are not given with respect to Proposal 4, the shareholder proposal described below, the shares represented by the proxy will be voted “ABSTAIN” on the proposal.

The proxy holders named in the enclosed proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, except for Proposal 4, no shareholder proposal or director nomination was received on a timely basis, so no such other matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record and you decide to attend the meeting, you may vote at the meeting only if you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 28, 2013 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum. Abstentions will not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to 13 directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is nine. Our Board, at the recommendation of the Nominating and Corporate Governance Committee, has nominated all nine of our current directors for re-election at this year’s annual meeting to hold office for a term expiring at next year’s annual meeting.

Voting for Directors

Each share of common stock is entitled to one vote for each of the nine nominees. Cumulative voting is not permitted. With respect to each nominee, shares may be voted “FOR” or “ABSTAIN” or the shareholder may direct that the votes be withheld from the nominee. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the nine nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

The nine nominees for the Board who receive the greatest number of votes cast in the election of directors by the shares entitled to vote and present in person or by proxy at the meeting will be elected directors. An abstention from voting for a nominee may make it less likely that the nominee will be one of the nine nominees who receive the greatest number of votes cast. Brokers do not have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote, which also may make it less likely that a nominee will be one of the nine nominees who receive the greatest number of votes cast.

Set forth below is biographical information for each nominee and for each director whose term of office will continue after the meeting. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Nominees for Election at the Annual Meeting

Raymond R. Brandstrom, age 60, has been a director since November 2009. Mr. Brandstrom is a private investor and has been an advisor to Emeritus Corporation since December 2009. From September 2007 to December 2009, he served as its Executive Vice President — Finance, Secretary and Chief Financial Officer. Mr. Brandstrom, one of Emeritus’s founders, has served as a director since Emeritus’ inception in 1993 and currently serves as its Vice Chairman. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus’s President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company that is engaged in the production and sale of table wines. Mr. Brandstrom adds outstanding operational and financial acumen to the Board, as well as years of experience in real estate development and as a public company director and chief financial officer.

Ryland P. “Skip” Davis, age 72, has been a director since May 2005. He is a principal and owner of AC2T, which specializes in clinical laboratory and pathology practice consulting, and also has worked since 2007 with Amicus Healthcare Solutions, a management consulting firm. He retired as CEO of Providence Ventures in 2010. Previously, he was CEO of Providence Health Care (a five-hospital regional delivery network) from 1996 to

2008 and CEO of Sacred Heart Medical Center and Children’s Hospital, a major regional referral center for the Inland Northwest, located in Spokane, Washington. In his career of 42 years, he worked with for-profit and not-for-profit healthcare organizations spanning the continuum of care, including hospitals, HMOs, clinics, hospital management firms and a large reference laboratory. He guided hospitals through reorganization, mergers, joint ventures, expansion and the many changes that are inherent in today’s healthcare environment. He consistently achieved outstanding quality and satisfaction scores, Top 100 Hospital recognition and operated the organizations profitably with excellent productivity. Significant accomplishments include the creation of a number of innovative and successful joint ventures and new companies. They span the spectrum from the latest genomic technology, IT and software products to creative partnerships with physicians to provide essential services and growing capability to meet the changing demand. In addition, he has been involved in a number of turnarounds, most recently the Spokane Airports, where he remains on the board. Mr. Davis is a Fellow in the American College of Health Care Executives and earned a B.A. degree from the Virginia Military Institute and a M.B.A. from the George Washington University in Washington, D.C. He has chaired the Spokane Area Chamber of Commerce, remains on the Boy Scouts of America Inland Northwest Council and chaired the Institute for Systems Medicine. He chaired Providence Associated Medical Laboratories for 10 years (nationally, the 6th largest reference lab) and helped to provide the initial funding for Signature Genomics, Inc., which was sold to Perkinlilmer for $95 million dollars. Currently, he is a Governor’s appointee to the Life Sciences Discovery Fund Board. Mr. Davis’s years of experience as a CEO of major healthcare providers, combined with his operational and financial expertise, make him an invaluable member of the Board.

Jon E. Eliassen, age 66, was appointed as our Interim President and Chief Executive Officer in January 2010. He was named permanent President and Chief Executive Officer in February 2011. He has been a director of the company since September 2003. Mr. Eliassen was President and CEO of the Spokane Area Economic Development Council from 2003 until 2007. Mr. Eliassen retired in 2003 from his position as Senior Vice President and Chief Financial Officer of Avista Corp., a publicly-traded diversified utility. Mr. Eliassen spent 33 years at Avista, including the last 16 years as its Chief Financial Officer. While at Avista, Mr. Eliassen was an active participant in development of a number of successful subsidiary company operations. Mr. Eliassen serves as Chairman of the Board of Directors of Itron, Inc., serves as a member of the Board of Directors of IT Lifeline, Inc, and is the principal of Terrapin Capital Group, LLC. Mr. Eliassen’s corporate accomplishments are complemented by his extensive service to the community in roles which have included director and President of the Spokane Symphony Endowment Fund, director of The Heart Institute of Spokane, Washington State University Research Foundation, Washington Technology Center and Spokane Intercollegiate Research and Technology Institute and past director of numerous other organizations and energy industry associations. Mr. Eliassen’s experience as an executive and as a board member of other public companies, his operational experience in a variety of businesses and his extensive financial expertise are of great value in his role as a director of our company.

James P. Evans, age 66, has been a director since December 2012. Mr. Evans served from 2011 to 2012 as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the United States as the world’s premier travel destination. He previously served as the Chief Executive Officer of Ardent Hotel Advisors from 2005 to 2011, as Chief Executive Officer of Jenny Craig, Inc. from 2003 to 2005 and as Chief Executive Officer of Best Western International, Inc. from 1998 to 2002. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts. Mr. Evans brings nearly 40 years of hospitality, hotel and brand management expertise to the Board.

David J. Johnson, age 66, has been a director since December 2012. Most recently, Mr. Johnson served from 1997 to 2005 as Chairman and Chief Executive Officer of KinderCare Learning Centers, Inc. From 1991 to 1996, Mr. Johnson served as Chairman, President, and Chief Executive Officer of Red Lion Hotels, Inc. Earlier in his career, he served as President, Chief Operating Officer and Director of Dillingham Holdings and President and Chief Executive Officer of Cal Gas Corporation. Mr. Johnson is currently a member of the boards of directors of Roseburg Forest Products Co. and Grand Canyon Education, Inc. Mr. Johnson brings nearly 30 years of executive management experience to the Board along with significant industry expertise and brand experience as the former CEO of Red Lion Hotels, Inc.

Melvin L. Keating, age 66, has been a director since July 2010 and Interim Chairman of the Board since January 2013. Since November 2008, Mr. Keating has been a private consultant, providing investment advice and other services to private equity firms. From 2005 to October 2008, he was President and Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors. From 2004 to 2005, he served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004, providing acquisition and investment target analysis and transactional advice. Mr. Keating is also a director of API Technologies Corp., Crown Crafts, Inc., BluePhoenix Solutions Ltd., and Marlborough Software Development Holdings Inc. (successor to Bitstream Inc.). During the course of his career, Mr. Keating has also served on the boards of directors of the following public companies: Integral Systems, Inc.; Integrated Silicon Solutions Inc.; Plymouth Rubber Co.; Price Legacy Corp.; InfoLogix, Inc.; Tower Semiconductor Ltd.; LCC International, Inc.; White Electronic Designs Corp.; and Aspect Medical Systems Inc. Mr. Keating holds a B.A. degree from Rutgers University, as well as an M.S. in Accounting and an M.B.A in Finance, both from The Wharton School of the University of Pennsylvania. Mr. Keating’s experience as an executive and as a board member of other public companies, together with his real estate and financial acumen, are of great value in his role as a director of our company.

Ronald R. Taylor, age 65, has been a director since April 1998. Mr. Taylor is President of Tamarack Bay, LLC, a private consulting firm, and is currently a director of two other public companies, Actavis, Inc. (a pharmaceutical manufacturer) and ResMed, Inc. (a manufacturer of equipment relating to the management of sleep-disordered breathing). At Actavis, Inc., he is a member of the Audit Committee and is Chairman of the Compensation Committee. At ResMed, Inc., he is a member of the Nominating and Governance Committee and Chairman of the Compensation Committee. He is also Chairman of the Board of a privately held company. From 1998 to 2002, Mr. Taylor was a general partner of Enterprise Partners, a venture capital firm. From 1996 to 1998, he worked as an independent business consultant. From 1987 to 1996, he was Chairman, President and Chief Executive Officer of Pyxis Corporation (a health care service provider), which he founded in 1987. Prior to founding Pyxis, he was an executive with both Allergan Pharmaceuticals and Hybritech, Inc. Mr. Taylor brings to the Board valuable experience from service on the boards of directors of other public companies, along with executive level management experience and his knowledge and expertise in operational, financial and compensation matters.

Michael Vernon, age 65, has been a director since December 2012. Mr. Vernon served as the Chief Financial Officer of Zulily, Inc. from 2011 to 2012. He served as Chief Financial Officer of Big Fish Games, Inc. from 2009 to 2011, as Chief Financial Officer of Zumobi, Inc. from 2007 to 2008 and as Chief Financial Officer of aQuantive, Inc. from 2000 to 2006. Prior to these roles, Mr. Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels. From 1995 to 1997, he was the Chief Financial Officer of Red Lion Hotels, Inc. Mr. Vernon brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to the Board.

Robert G. Wolfe, age 56, has been a director since December 2012. Mr. Wolfe brings more than 30 years of experience in investment banking, finance and investment management to the Board, along with significant executive and director-level experience. Since 2008, Mr. Wolfe has been the president of Windy Point, LLC, a private investment firm. From 2002 to 2008, he was a partner at Northwest Venture Associates, a venture capital fund that invested exclusively in companies based in the Pacific Northwest (“NWVA”). Northwest Venture Partners III, one of the venture capital funds managed by NWVA, was a small business investment corporation administered by the U.S. Small Business Administration (SBA). Mr. Wolfe was a general partner of this fund. Due to the recession in 2008 and other factors, the SBA elected to exercise rights that resulted in the assets of the fund being placed in receivership in June 2009. From 1999 to 2002, Mr. Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier. Mr. Wolfe has significant experience in finance and investment banking, including working at Goldman Sachs from 1987 to 1995. He serves as a director of Asian Coast Development Ltd. and Darigold, Inc. and is a trustee of Symetra Mutual Funds Trust.

The Board recommends a vote “FOR” each of the nine nominees.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience, backgrounds, skills and expertise.

In addition to the qualities described previously in the individual director biographies, the following matrix summarizes the skills and attributes of our directors and director nominees for 2013 that we believe are essential to our business:

	Raymond Brandstrom	Ryland Davis	Jon Eliassen	James Evans	David Johnson	Melvin Keating	Ronald Taylor	Michael Vernon	Robert Wolfe
Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/CFO	✓	✓	✓			✓	✓	✓	✓
Outside public board experience	✓		✓		✓	✓	✓		✓
Independence	✓	✓		✓	✓	✓	✓	✓	✓
Industry Experience			✓	✓	✓			✓	✓
Marketing/sales expertise			✓	✓	✓		✓	✓
Government expertise			✓	✓					✓
Mergers and acquisitions experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity- personal and professional	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓
Franchising expertise			✓	✓	✓			✓

We have concluded that all of our directors, including the nominees for election at the annual meeting, have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse background of each of our Board members ensures that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2013 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers will have discretionary authority to vote on Proposal 2. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, we anticipate that the broker will vote “FOR” this proposal. Therefore, there should be no broker non-votes on this proposal.

Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the selection of BDO USA, LLP.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation”.

As described in this proxy statement under Compensation Discussion and Analysis, our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short- and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our agreements with executives do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 3 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 3. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers.

Although the advisory vote on Proposal 3 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

PROPOSAL 4

SHAREHOLDER PROPOSAL

We have been advised that the California State Teachers’ Retirement System (“CalSTRS”) intends to present a proposal at the annual meeting. We will furnish promptly the address and number of shares held by CalSTRS upon receipt by the Secretary of a written or oral request for such information.

Proponent’s Resolution

BE IT RESOLVED:

That the shareholders of Red Lion Hotels Corporation hereby request that the Board of Directors initiate the appropriate process to amend the company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Proponent’s Supporting Statement

In order to provide shareholders a meaningful role in director elections, the company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Board of Directors Statement

The Board is not making a recommendation with respect to how shareholders should vote on Proposal 4. However, if the proposal is approved, it is the Board’s current intention to take steps to implement a majority voting standard consistent with the proposal.

Voting

Each share of common stock is entitled to one vote on Proposal 4 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to “ABSTAIN” in voting the proxies received by them.

Brokers do not have discretionary authority to vote on Proposal 4. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 4 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 28, 2013 by: (i) each of our directors and nominees; (ii) each of our executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
Columbia Pacific Opportunity Fund, LP (2)	5,497,448	28.2%
Dimensional Fund Advisors LP (3)	1,606,444	8.2%
Jon E. Eliassen (4)	100,705	*
George H. Schweitzer (5)	90,545	*
Thomas L. McKeirnan (6)	79,751	*
Ronald R. Taylor	77,019	*
Ryland P. Davis	49,184	*
Raymond R. Brandstrom	28,178	*
Melvin L. Keating	22,824	*
Julie Shiflett (7)	15,278	*
Harry G. Sladich (8)	10,816	*
James P. Evans	1,125	*
David J. Johnson	1,125	*
Michael Vernon	1,125	*
Robert G. Wolfe	1,125	*
All directors and executive officers as a group (13 persons) (9)	478,800	2.5%

*	Represents less than 1% of the outstanding common stock.
(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 28, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The address for this beneficial owner is 1910 Fairview Avenue East, Suite 500, Seattle, Washington 98102. The shares shown for this beneficial owner are based solely on the Schedule 13D/A filed by this beneficial owner on December 10, 2012.
(3)	The address for this beneficial owner is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 11, 2013.
(4)	Includes 19,805 shares subject to restricted stock units vesting within 60 days after March 28, 2013.
(5)	Includes 45,000 shares subject to options exercisable, and 13,261 shares subject to restricted stock units vesting, within 60 days after March 28, 2013.
(6)	Includes 46,461 shares subject to options exercisable, and 12,242 shares subject to restricted stock units vesting, within 60 days after March 28, 2013.
(7)	Includes 3,082 shares subject to restricted stock units vesting within 60 days after March 28, 2013.
(8)	Includes 7,253 shares subject to restricted stock units vesting within 60 days after March 28, 2013.
(9)	Includes 91,461 shares subject to options exercisable, and 55,643 shares subject to restricted stock units vesting, within 60 days after March 28, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed by the Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2012, the Reporting Persons met all applicable Section 16(a) filing requirements, except as follows:

•

Our executive officers (Jon E. Eliassen, George H. Schweitzer, Julie Shiflett, Harry G. Sladich and Thomas L. McKeirnan) and our controller and principal accounting officer (Sandra J. Heffernan) each filed one late report on Form 4 disclosing a grant of RSUs that was not timely reported.

•

Columbia Pacific Opportunity Fund, LP, a beneficial owner of more than 10% of our common stock, filed one late report on Form 4 disclosing one transaction in our common stock that was not timely reported.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	Charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We review each of these corporate governance documents annually and update them as necessary to reflect changes in regulatory requirements and evolving oversight practices. Copies of these documents are available online in the Investor Relations section of our website at www.redlion.com.1 We will provide paper copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201.

Director Independence

The Board has determined that each member of the Board other than Jon E. Eliassen is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”). Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix A to this proxy statement. The Board has made an affirmative determination that each member of the Board other than Jon E. Eliassen satisfies these categorical standards.

Meetings of the Board of Directors

The Board met fifteen times in 2012. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. All of our directors attended our 2012 annual meeting of shareholders.

Executive Sessions of the Board

Following regularly scheduled meetings of the Board, the non-management directors, which consist of the independent directors identified above, generally meet in executive session without Mr. Eliassen or other members of management. Melvin L. Keating, as Interim Chairman of the Board, serves as the presiding director for these executive sessions.

[1]	This website reference is not intended to function as a hyperlink, and the information contained on the website is not intended to be part of this proxy statement.

Committees of the Board of Directors

We have three committees to assist the Board in fulfilling its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the membership of each committee as of March 28, 2013:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond R. Brandstrom	✓	✓
Ryland P. Davis	✓		✓
James P. Evans			✓
David J. Johnson		✓
Melvin L. Keating
Ronald R. Taylor		Chair
Michael Vernon	Chair
Robert G. Wolfe			Chair

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The Audit Committee met seven times in 2012.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee met five times in 2012.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually in February.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•

With respect to our CEO, during the first calendar quarter of each year, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, and establishes his compensation based on this evaluation and the facts and circumstances described below in Compensation Discussion and Analysis. As part of the evaluation process, the Compensation Committee Chairman solicits comments from other Board members. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and reported to the Board.

•

Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO and the facts and circumstances described below in Compensation Discussion and Analysis. Final determinations of their compensation are made during an executive session of the Compensation Committee and reported to the Board.

•	The Compensation Committee periodically reviews the information contained in the biennial North America Lodging Corporate and Property Compensation Report published by HVS Executive Search.

•

The Compensation Committee has in the past engaged a compensation consulting firm to review total compensation levels for our directors and senior management, including our executive officers. However, no compensation consultant was engaged at any time during 2012.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met five times in 2012.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Laws for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees, that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 201 West North River Drive, Suite 100, Spokane, Washington 99201. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee of the Board of Directors

Ronald R. Taylor, Chairman

Raymond R. Brandstrom

David J. Johnson

April 2, 2013

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, which is composed entirely of independent directors, as defined under NYSE rules, determines compensation for our executive officers. All decisions of the Compensation Committee are reported to our Board.

There are no material differences in the compensation policies or decisions with respect to the executive officers, except that the compensation for our President and Chief Executive Officer, or CEO, is determined exclusively by the Compensation Committee, while the compensation of the other executive officers is determined by the Compensation Committee based on similar criteria, but also takes into account the recommendations of our CEO.

Compensation Program Objectives and Rewards

We believe that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

•

Pay for performance by rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors.

•	Base salary and benefits are designed to attract and retain executives over time.

•

Annual cash awards under the Executive Officers’ Variable Pay Plan (“VPP”) are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee. Executive officers may also receive discretionary bonuses based on performance not otherwise measured by the VPP or for other reasons.

•

Long-term equity incentives — restricted stock units (“RSUs”) and stock options under the shareholder-approved 2006 Stock Incentive Plan — focus executives’ efforts on the behaviors within their control that they believe are necessary to ensure our long-term success, as reflected in increases in our stock price over a period of years.

•

Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

We do not believe that any of our compensation policies and practices is reasonably likely to have a material adverse effect on our company. With respect to our compensation policies and practices for executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentives encourages our executive officers to deliver strong results for our shareholders without taking excessive risks. The base salaries of our executive officers provide them assured cash compensation at levels that our Compensation Committee deems appropriate taking into account their respective job duties and responsibilities. We believe these base salaries, taken together with their at-risk annual and long-term incentives, motivate the executive officers to perform at a high level. With respect to annual cash awards under the VPP, we believe that our use of one or more objective company financial performance goals, together with the Compensation Committee’s discretion to disqualify an executive officer from receiving an award that might otherwise be payable, serves to mitigate against undue risk-taking. We also believe that our use of multi-year vesting schedules for most of our long-term equity incentives encourages our executive officers to deliver value to our shareholders while mitigating risk.

At last year’s annual meeting, we asked our shareholders to approve, on an advisory basis, the 2011 compensation of our named executive officers disclosed in the proxy statement for that meeting. Over 98% of the votes cast on that proposal approved the compensation. Because that vote confirmed shareholder support for our executive compensation policies and decisions, our approach to these policies and decisions in 2012 remained generally consistent with our approach in 2011.

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year, based on its assessment of all facts and circumstances that it considers relevant, which typically include most or all of the following factors:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers other than the CEO, the Compensation Committee also takes into consideration recommendations made by the CEO.

The 2012 annual cash base salary of Jon E. Eliassen, our CEO, was $330,000, the same amount that he received in 2011. In 2011, the Compensation Committee determined that he should also receive quarterly grants of shares of our common stock worth $7,125, as well as an annual share grant, as soon as reasonably practical after each annual meeting of our shareholders, worth $23,750. Mr. Eliassen continued to receive these share grants in 2012.

The 2012 annual cash base salaries of the other executive officers were as follows: George H. Schweitzer, $250,000; Julie Shiflett, $250,000; Harry G. Sladich, $200,000; and Thomas L. McKeirnan, $210,000. All of these were the same as their 2011 base salaries.

Our executive officers’ nominal base salaries as described above have been subject to various reductions over the past several years. From April 2009 through March 2011, the nominal base salaries of all of our executive officers other than Mr. Sladich were reduced by 5% due to the difficult economic environment. During the fourth quarter of 2011, the nominal base salaries of all of our executive officers were reduced by 10%. During the first quarter of 2012, all of our executive officers took one week of unpaid leave. During the remainder of 2012, the nominal base salaries of all of our executive officers were reduced by 5% due to the continuing difficult economic environment.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that they exceed $1 million. No executive received base salary in excess of $1 million in 2012.

VPP and Other Annual Cash Awards

Early each year, the Compensation Committee generally establishes one or more performance goals for our executive officers under the VPP, as well as the various levels of cash awards that the executives will receive based on the extent to which their goals are achieved. Historically, there has been a mix of company and individual performance goals under the VPP. Company goals have generally related to our company’s overall financial performance. Individual goals have been subjective or objective, but they have generally been based on performance in areas of our business that the Compensation Committee believed were important to our success. The goals and award levels are initially proposed by the CEO, and the final goals and award levels are determined following a dialogue between the Compensation Committee and the CEO. Award levels are specified as a percentage of base salary. The Compensation Committee determines the award levels that are potentially available under the VPP based on the same factors that it considers in determining base salaries.

In early 2012, the Compensation Committee determined that, for each of the executive officers, there would be one company goal and no individual goals for 2012. The company goal related to achievement of a specified level of EBITDA. At the same time, award levels were established as set forth in the table below.

VPP Award Levels for 2012

	Percentage of Base Salary			Award Payouts ($)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Jon E. Eliassen	30%	60%	100%	99,000	198,000	330,000	0
George H. Schweitzer	20%	40%	100%	50,000	100,000	250,000	0
Julie Shiflett	20%	40%	100%	50,000	100,000	250,000	0
Harry G. Sladich	20%	40%	100%	40,000	80,000	200,000	0
Thomas L. McKeirnan	20%	40%	100%	42,000	84,000	210,000	0

The company goal in 2012 for payment of bonuses at the target level was EBITDA of $22.4 million. For purposes of VPP award calculations, the Compensation Committee had discretion to adjust the company goal and reported EBITDA for acquisitions, dispositions, major transactions and bonus accruals. There will be no awards under the VPP for 2012.

Under the VPP, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive fails to follow company policy and procedures, exposes the company to legal liability, or exhibits behavior inappropriate for a leadership position, the executive may be disqualified from receiving variable pay, even if his or her specified performance goals are achieved.

In addition to awards under the VPP, the Compensation Committee has on occasion granted discretionary bonuses to executive officers based on performance not otherwise measured by the VPP or for other reasons. No discretionary bonuses were granted for 2012.

We generally intend that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Code, provided that other compensation objectives are met. We have not sought shareholder approval of the VPP, which would ensure deductibility under the Code, because we anticipate that, for the foreseeable future, no executive officer will have aggregate base salary and annual incentive awards of more than $1 million during any calendar year.

Long-Term Equity Incentives

We have since 2009 provided long-term incentives to our executive officers in the form of restricted stock units (“RSUs”), typically with a vesting period of four years. We have done this in order not to unduly deplete the pool of shares available under our 2006 Stock Incentive Plan, and also in recognition of the trend at many companies to rely more heavily on RSUs than on stock options because RSUs provide more stable incentives for executives. Prior to 2009, we also granted stock options to our executives, and we may do so again in the future. The equity incentives are intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. Both RSUs and stock options closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value.

The Compensation Committee each year determines the grants of equity incentives that will be made to our executive officers based on the same factors that it considers in determining base salaries. In May 2012, Mr. Eliassen was awarded RSUs with a grant date value equal to 60% of his base salary. At the same time, our other executive officers received RSUs with a grant date value equal to 40% of their respective base salaries. All of these RSUs will vest in equal annual increments over a period of four years from the date of grant.

•	Restricted Stock Units

RSU grants provide for the issuance of shares of our common stock if the recipient has met certain continued service requirements. Under all of the RSUs granted to our executive officers in 2012, an executive will receive one-fourth of the shares subject to his or her award on each of the first four anniversaries of the date of grant so long as the executive remains continuously employed with us until the applicable anniversary.

Unlike stock options, RSUs may have value even if the price of our common stock does not increase. Nevertheless, we award RSUs because they promote retention and we believe they also create incentives for executives to focus on increased share prices so that the common stock subject to the award will be as valuable as possible when it is eventually issued. Although we do not impose any restriction on the sale of common stock issued pursuant to RSUs, we expect that our executives will continue to hold some if not all of the shares issued, which will also keep their interests aligned with those of our shareholders.

Our RSUs do not qualify as performance-based compensation under Section 162(m) of the Code. As a result, the value of common stock ultimately issued to an executive officer pursuant to an RSU will not be deductible to the extent that value in any year, when aggregated with the executive officer’s other compensation for that year that is subject to Section 162(m), exceeds $1 million.

•	Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of our stock options is set at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date. The vesting provisions of the stock options we have granted in the past have varied. Although no stock options have been granted to executive officers since 2009, stock options granted to the executive officers in prior years have generally vested in equal annual increments over a period of four years from the date of grant.

Under the shareholder-approved 2006 Stock Incentive Plan, we may not grant stock options at a discount to fair market value or with a so-called “reload” feature, and we may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. We do not lend funds to employees to enable them to exercise stock options.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee.

Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our shareholders.

Under Section 162(m) of the Code, we generally may not deduct compensation paid to an executive officer in a calendar year if it exceeds $1 million. Certain compensation that is considered “performance-based” is deductible without regard to this $1 million limitation. We believe that any compensation attributable to stock options held by our executive officers will be considered performance-based, so Section 162(m) of the Code should not limit our ability to deduct it for federal income tax purposes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jon Eliassen (4) President and Chief Executive Officer	2012 2011 2010	323,336 321,612 321,231	0 0 0	250,231 243,101 216,003	0 0 0	0 0 0	0 7,122 52,929	573,567 571,835 590,163

George H. Schweitzer Executive Vice President and Chief Operating Officer, Hotel Operations	2012 2011 2010	244,712 232,404 192,308	0 0 0	99,996 99,998 80,003	0 0 0	0 0 0	25,002 23,892 18,351	369,710 356,294 290,662

Julie Shiflett (5) Executive Vice President, Chief Financial Officer	2012 2011	244,712 67,019	0 0	99,996 124,996	0 0	0 0	3,250 0	347,958 192,015

Harry G. Sladich (6) Executive Vice President, Sales and Marketing	2012 2011 2010	195,769 187,462 101,539	0 0 0	79,998 79,998 66,002	0 0 0	0 0 0	10,133 9,364 5,445	285,900 276,824 172,986

Thomas L. McKeirnan Executive Vice President, General Counsel and Corporate Secretary	2012 2011 2010	205,558 204,772 191,392	0 0 0	83,995 84,001 79,619	0 0 0	0 0 0	10,133 9,364 8,316	299,686 298,137 279,327

(1)	Due to the timing of the company’s payroll periods in 2012, 2011 and 2010, there were 27, 26 and 25 pay dates, respectively.
(2)	Represents the grant date fair value of these stock awards. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding the assumptions underlying the valuation of these equity awards.
(3)	Amounts shown for 2012 for our executives other than Mr. Schweitzer represent discounts accorded them from contributions otherwise required for participation in our self-insured medical, dental and vision plan. The amount shown for 2012 for Mr. Schweitzer represents $10,133 of such discounts and $14,869 in commuting expenses that we paid on his behalf. The total value of all other perquisites and personal benefits received by each executive officer in 2012 was less than $10,000.
(4)	Mr. Eliassen was appointed as our Interim President and Chief Executive Officer on January 13, 2010. He was named permanent President and Chief Executive Officer on February 14, 2011.
(5)	Ms. Shiflett was hired effective September 1, 2011.
(6)	Mr. Sladich was hired effective May 3, 2010.

2012 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2012.

	Type of Award	Grant Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Jon E. Eliassen	Annual Incentive Award		99,000	198,000	330,000
	Restricted Stock Units	5/22/2012				24,414	197,998
	Stock Award	1/3/2012				1,017	7,119
	Stock Award	4/2/2012				838	7,123
	Stock Award	5/22/2012				2,928	23,746
	Stock Award	7/2/2012				844	7,123
	Stock Award	10/1/2012				1,145	7,122

George H. Schweitzer	Annual Incentive Award		50,000	100,000	250,000
	Restricted Stock Units	5/22/2012				12,330	99,996

Julie Shiflett	Annual Incentive Award		50,000	100,000	250,000
	Restricted Stock Units	5/22/2012				12,330	99,996

Harry G. Sladich	Annual Incentive Award		40,000	80,000	200,000
	Restricted Stock Units	5/22/2012				9,864	79,998

Thomas L. McKeirnan	Annual Incentive Award		42,000	84,000	210,000
	Restricted Stock Units	5/22/2012				10,357	83,995

(1)	These represent the “Threshold”, “Target” and “Maximum” award payouts that were available for the 2012 performance period under our Executive Officers Variable Pay Plan (the “VPP”). This plan is further discussed under the caption VPP and Other Annual Cash Awards in the Compensation Discussion and Analysis. There will be no awards under the VPP for 2012.
(2)	For the restricted stock awards, the closing market price of our common stock on May 22, 2012 was $8.11.
(3)	The stock awards to Mr. Eliassen (but not his restricted stock units) vested immediately upon grant. The closing market price of our common stock on January 3, 2012 was $7.00, on April 2, 2012, it was $8.50, on May 22, 2012, it was $8.11, on July 2, 2012, it was $8.44, and on October 1, 2012, it was $6.22.
(4)	For all executives, the restricted stock units will vest in equal installments on the first four anniversaries of the grant date, subject to continuous service with us or one of our affiliates. When restricted stock units vest, we will, as soon as is administratively practicable, issue one share of our common stock for each unit that vests.

2012 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2012.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jon E. Eliassen					15,212	(3)	120,023
					18,288	(4)	144,292
					24,414	(5)	192,626

George H. Schweitzer	45,000	0	8.80	4/1/18
					4,283	(6)	33,793
					5,634	(3)	44,452
					9,237	(4)	72,880
					12,330	(5)	97,284

Julie Shiflett					12,330	(5)	97,284

Harry G. Sladich					4,648	(3)	36,673
					7,389	(4)	58,299
					9,864	(5)	77,827

Thomas L. McKeirnan	11,447	0	12.21	11/21/16
	13,014	0	13.00	5/17/17
	22,000	0	8.74	5/22/18
					4,263	(6)	33,635
					5,608	(3)	44,247
					7,759	(4)	61,219
					10,357	(5)	81,717

(1)	The vesting of unvested options and restricted stock units is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements.
(2)	The value of these restricted stock units is calculated by multiplying the number of unvested units by $7.89, the closing market price of our common stock on December 31, 2012.
(3)	Each of these restricted stock unit awards will vest in two equal installments on May 19, 2013 and May 19, 2014.
(4)	Each of these restricted stock unit awards will vest in three equal installments on May 19, 2013 and the next two anniversaries of that date.
(5)	Each of these restricted stock unit awards will vest in four equal installments on May 22, 2013 and the next three anniversaries of that date.
(6)	Each of these restricted stock unit awards will vest as to the remaining shares on May 22, 2013.

2012 Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jon E. Eliassen	0	0	13,702	108,794
George H. Schweitzer	0	0	11,244	90,517
Julie Shiflett	0	0	18,436	134,583
Harry G. Sladich	0	0	4,787	38,009
Thomas L. McKeirnan (2)	42,951	50,357	10,249	82,118

(1)	All of these stock awards were restricted stock units. The value of the shares of common stock acquired upon vesting of these units is calculated by multiplying the number of shares by the closing market price of our common stock on the date the units vested.
(2)	The value realized by Mr. McKeirnan on exercise of his options is the difference between the market price of the common stock acquired upon exercise and the exercise price of the options.

Employment Agreements; Severance and Change of Control Arrangements

President and Chief Executive Officer

Under an at-will unwritten employment agreement, Jon E. Eliassen’s current annual base salary is $330,000. He is also entitled to receive quarterly grants of shares of our common stock worth $17,500, as well as quarterly fixed cash payments of $7,500, although the payments may be made in stock to the extent he so elects. Mr. Eliassen is not entitled to any severance upon termination of his employment.

If as a result of the change of control (i) our company is owned by a non-publicly traded entity such that our common stock is no longer liquid, or (ii) our company is owned by a publicly traded entity that has not agreed as part of any purchase and sale agreement to continue Mr. Eliassen’s unvested restricted stock units and stock options in substantially the same form as existed immediately prior to the change, then whether or not his employment terminates, we will accelerate vesting of any restricted stock units he holds.

Ms. Shiflett

We have a written employment agreement with Ms. Shiflett under which her current annual base salary is $250,000. If we terminate her without cause, as defined in the agreement, prior to September 1, 2013, then:

•	we will accelerate vesting on any portion of any equity grant held by her that would otherwise have vested within twelve months after the date of the termination;

•	all restrictions on restricted stock held by her will terminate, and any restricted stock awarded but not yet issued to her will be issued; and

•

we will make a lump-sum severance payment to her equal to the cash compensation we paid her during the prior fiscal year (but not less than $250,000), plus her target award amount under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination).

If there is a constructive termination of Ms. Shiflett’s employment without cause within twelve months after a change of control, then:

•	we will accelerate vesting on any portion of any equity grant held by her that would otherwise have vested within twelve months after the date of the termination;

•	all restrictions on restricted stock held by her will terminate, and any restricted stock awarded but not yet issued to her will be issued; and

•	we will make a lump-sum severance payment to her equal to then current annual salary.

The circumstances that constitute “constructive termination” generally relate to: (i) a significant reduction in Ms. Shiflett’s overall scope of duties; (ii) a required relocation more than 40 miles from Spokane, Washington; or (iii) a reduction of more than 20% in her base salary or target bonus.

If (i) a change occurs in the composition of our Board and results in a majority of our Board consisting of persons other than incumbent directors, and (ii) as a further result of that change (A) our company is owned by a non-publicly traded entity such that our common stock is no longer liquid, or (B) our company is owned by a publicly traded entity that has not agreed as part of any purchase and sale agreement to continue Ms. Shiflett’s unvested restricted stock units and stock options in substantially the same form as existed immediately prior to the change, then whether or not her employment terminates, we will accelerate vesting of any restricted stock units she holds.

For purposes of the foregoing, “incumbent directors” means the individuals who were on our Board on March 30, 2012, and any other persons thereafter becoming directors whose election or nomination for election was supported by a majority of the directors who then comprised the incumbent directors.

Messrs. Schweitzer and Sladich

George H. Schweitzer and Harry G. Sladich are at-will employees whose current annual base salaries are $250,000 and $200,000 respectively.

Messrs. Schweitzer and Sladich are generally not entitled to any severance upon termination of their employment. However, if a change of control occurs prior to December 31, 2013, each of these executives will be entitled to receive a severance payment if within 365 days following the change of control (i) his position is eliminated, (ii) he is terminated without cause, or (iii) he resigns for “good reason” (payment of the severance is conditioned on his signing a standard separation and release agreement). The amount of the severance payment will be $250,000 for Mr. Schweitzer and $100,000 for Mr. Sladich. In addition, if as a result of the change of control (A) our company is owned by a non-publicly traded entity such that our common stock is no longer liquid, or (B) our company is owned by a publicly traded entity that has not agreed as part of any purchase and sale agreement to continue these executives’ unvested restricted stock units and stock options in substantially the same form as existed immediately prior to the change, then whether or not their employment terminates:

•	we will accelerate vesting of any stock option they hold whose strike price is less than 110% of the market price of our stock at the time of the change; and

•	we will accelerate vesting of any restricted stock units they hold.

“Good reason” means a reduction of at least 10% in base salary or a relocation of their primary work place by more than 30 miles.

Mr. McKeirnan

We have a written employment agreement with Thomas L. McKeirnan under which his current annual base salary is $225,000. The following is a summary of the other material terms of this employment agreement:

•	Term of Agreement; Restrictive Covenants

Mr. McKeirnan will serve in his current position through December 31, 2013, unless his agreement terminates earlier in accordance with its terms. Thereafter, his agreement automatically renews for additional one-year periods, unless terminated by either party upon 120-days’ notice (a “Non-renewal Notice”) prior to the end of 2013 or any later calendar year. Following termination of the agreement for any reason, Mr. McKeirnan will generally be prohibited from competing with us for a period of one year or soliciting any of our employees for a period of two years.

•	Annual Bonus

If Mr. McKeirnan attains the target performance measures determined under our VPP for a particular year, he must be eligible, subject to any discretion accorded the Compensation Committee under the terms of the VPP to withhold a bonus otherwise payable, to receive a bonus equal to at least 30% percent of his base salary for that year.

No bonuses will be awarded under the VPP for 2012. The maximum bonuses available to Mr. McKeirnan under the VPP for 2013, measured as a percentage of his base salary, is 80%.

•	Severance Arrangement

If we deliver a Non-Renewal Notice to Mr. McKeirnan or terminate his agreement without cause, or if he terminates his agreement for good reason within six months following the occurrence of the event that constitutes good reason, then:

•	any stock options held by him will immediately vest and be exercisable;

•	any stock granted to him will immediately vest, all restrictions on restricted stock held by him will terminate, and any restricted stock awarded but not yet issued to him will be issued;

•

we must provide a lump-sum severance payment equal to his cash compensation for the prior year (but not less than his total annual base salary rate), plus the target award amount available under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination), plus a continuation of all life, health and insurance benefits for a one-year period; and

•

to the extent that the foregoing severance payments or benefits received by him are deemed “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby result in the imposition upon him of the excise tax imposed by Section 4999 of the Code, we must pay him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after deduction of (i) any excise tax payable on such excess parachute payments and the Gross-Up Payment, and (ii) any federal, state and local income and employment taxes payable on the Gross-Up Payment, is the same as it would have been if such excise tax had not been imposed.

The circumstances that constitute “good reason” entitling Mr. McKeirnan to severance benefits following a voluntary termination of employment generally relate to: (i) assignment to him of duties materially inconsistent with his positions and responsibilities as described in the agreement; (ii) removing him from such positions; (iii) any material continuing breach of the agreement; and/or (iv) a change in our headquarters office location. However, he will not have good reason unless he gives us written notice of the occurrence of the specified conduct or event that gives rise to his having good reason, and we fail to cure such conduct or event within 30 days after receipt of such notice.

•	Change of Control Arrangements

If our company undergoes a change of control as defined in Mr. McKeirnan’s employment agreement, then all of the stock options held by Mr. McKeirnan will vest and become exercisable; any stock granted to him will immediately vest; all restrictions on restricted stock issued to him will terminate; and any restricted stock awarded but not yet issued to him will be issued.

Table of Severance Payments and Benefits

If the employment of the executive officers had terminated immediately following the end of our fiscal year ended December 31, 2012 under circumstances entitling them to the severance and change of control benefits described above, the lump-sum severance payments payable to the executive officers, and the value of the other severance benefits they would have received, would have been as shown in the following table (due to the fact that there would have been no excess parachute payments on the assumed date of termination, no Gross-Up Payments would have been payable to Mr. McKeirnan with respect to his termination):

Name	Severance Payment	Accelerated Restricted Stock Units(1)	Life, Health and Insurance Benefits	Total
Jon E. Eliassen	$0	$456,941	$0	$456,941
George H. Schweitzer	$250,000	$248,409	$0	$498,409
Julie Shiflett (2)(3)(4)	$250,000	$97,284	$0	$347,284
Harry G. Sladich	$100,000	$172,799	$0	$272,799
Thomas L. McKeirnan (2)(3)(4)	$210,000	$220,818	$10,133	$440,951

(1)	The value of the accelerated restricted stock units is calculated by multiplying the number of unvested units by $7.89, the closing market price of our common stock on December 31, 2012.
(2)	The severance payment for each of Ms. Shiflett and Mr. McKeirnan equals his or her total cash compensation for 2012 (but not less than his or her total annual base salary rate without taking into account any reduction in salaries that was effective in 2012).
(3)	If the termination of employment entitling each of these executive officers to a severance payment and other severance benefits occurs other than at the beginning of a fiscal year, the executive officer will receive, in addition to the amounts set forth in this table, the target award amount available to him or her under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination). The target award amounts available to Ms. Shiflett and Mr. McKeirnan for 2012 were $100,000 and $84,000, respectively.
(4)	The totals shown for these executives assume that no amounts described in footnote 3 to this table are paid in connection with the termination of employment entitling the executives to severance payments and other severance benefits.

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for our directors, which are subject to modification at any time.

Director Compensation Commencing April 1, 2013

Commencing April 1, 2013, we pay each of our non-employee directors a retainer at the annual rate of $100,000. We pay our Chairman of the Board an additional annual fee of $40,000. The chair of the Audit Committee receives an additional annual fee of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual fee of $15,000. Non-chair members of these committees receive an additional $5,000 annual fee for each committee on which they serve. All of these director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid in shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

Director Compensation Prior to April 1, 2013

Prior to January 1, 2013, we paid our Chairman of the Board a retainer at the annual rate of $70,000. We also paid or reimbursed him for the cost of his office space and provided coverage to him and his domestic partner under our self-insured medical, dental and vision plan. Commencing with the first quarter of 2013, we paid our Interim Chairman of the Board a retainer at the annual rate of $40,000, so that he received a fee of $10,000 for the first quarter of 2013.

Prior to April 1, 2013, we paid each of our other non-employee directors a retainer at the annual rate of $30,000. The chair of the Audit Committee received an additional annual fee of $20,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual fee of $15,000. Non-chair members of these committees received an additional $5,000 annual fee for each committee on which they served.

In addition to these fees, each non-employee director was entitled to receive, at or following each annual meeting of shareholders, a grant of our common stock valued at $25,000.

In line with our operating strategy, the directors accepted since the second quarter of 2009 a 5% reduction in the amount of the fees and stock grants to which they were otherwise entitled, as described above.

All of the director fees were payable in advance in equal quarterly installments and were paid in shares of our common stock based on the closing market price on the regularly scheduled quarterly payment dates.

Other Payments to Directors

From time to time we have made payments to directors on an ad hoc basis for service in connection with special projects or on non-standing committees of the Board.

It is also our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

2012 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Fees Earned or Paid in Stock ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Donald K. Barbieri	0	66,479	23,750	24,322	(3)	114,551
Richard L. Barbieri	0	28,475	23,750	0		52,225
Raymond R. Brandstrom	0	40,601	23,750	0		64,351
Ryland P. Davis	10,000	54,601	23,750	0		88,351
James P. Evans	0	2,137	0	0		2,137
David J. Johnson	0	2,137	0	0		2,137
Melvin L. Keating	15,000	42,978	23,750	0		81,728
Peter F. Stanton	0	22,542	0	0		22,542
Ronald R. Taylor	10,000	57,225	23,750	0		90,975
Michael Vernon	0	2,137	0	0		2,137
Robert G. Wolfe	0	2,137	0	0		2,137

(1)	Represents fees paid for services rendered in connection with the strategic alternatives process that we pursued during a portion of 2012.
(2)	On May 22, 2012, the six directors with awards in this column received a grant of 2,875 unrestricted shares of our common stock. We recognized the full value of these awards as compensation expense in 2012 for financial reporting purposes.
(3)	Represents $13,200 that we paid or reimbursed Mr. Barbieri for the cost of his office space during 2012 plus $11,122 as the estimated value of coverage under our self-insured medical, dental and vision plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The committee also received the written disclosures and the letter from BDO USA, LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the independent accountant’s communications with the committee concerning independence, and has discussed with BDO USA, LLP the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2013.

Respectfully submitted,

Audit Committee of the Board of Directors

Michael Vernon, Chairman

Raymond R. Brandstrom

Ryland P. Davis

April 5, 2013

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services related to 2012 and 2011:

Services Rendered	2012	2011
Audit Fees (1)	$451,000	$457,000
Audit-Related Fees (2)	88,750	93,750

Total Audit and Audit-Related Fees	539,750	550,750
Tax Fees (3)	242,070	115,775
All Other Fees (4)	—	—

Total Fees	$781,820	$666,525

(1)	The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work and quarterly reviews.
(2)	The audit-related fees covered audit and attest services for entities we consolidate that are required by agreement but not by statute or a regulatory body, as well as the audit of certain hotel properties. They also covered the audit of our employee benefit plan.
(3)	The tax fees covered tax returns, year-end tax planning and tax advice. The tax fees for 2012 also included fees related to a fixed asset study.
(4)	BDO USA, LLP did not bill us for any other professional services rendered during 2012 or 2011, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered whether and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•

any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Transactions with Related Parties

Information is set forth below regarding certain related party transactions that occurred during 2012. All of such transactions were reviewed and approved or ratified in accordance with our Statement of Policy with respect to Related Party Transactions.

Goodale & Barbieri Company

Goodale & Barbieri Company (“G&B”) was previously a wholly owned subsidiary of ours through which we conducted the management, leasing, brokerage and development portion of our former real estate division. In 2006, Thomas M. Barbieri, and another individual acquired G&B from us in a transaction approved by independent directors. Thomas M. Barbieri is the brother of Donald K. Barbieri and Richard L. Barbieri, both of whom served as directors of our company during 2012.

During 2012 we paid G&B approximately $213,000 for management and leasing of the Kalispell Center and $13,000 for the management, leasing and development of certain other properties. We believe that Thomas M. Barbieri owns 90% of G&B, so that the approximated dollar value of his interest in all of these transactions between G&B and us would be 90% of the respective total amounts disclosed.

David Barbieri

David Barbieri serves as our Senior Vice President, Information Technology. He has been with our company since 1996. He was previously a Manufacturing Engineer at Exabyte Corporation in Boulder, Colorado from 1993 to 1996 after graduating from the University of Colorado with a degree in Mechanical Engineering. He is the son of Donald K. Barbieri. The aggregate amount of salary, equity awards and other compensation that we paid David Barbieri for 2012 was $205,450.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2014 Annual Meeting of Shareholders must be received by us on or prior to December 18, 2013.

A shareholder of record, who intends to submit a proposal at the 2014 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 201 West North River Drive, Suite 100, Spokane, Washington 99201 not later than December 18, 2013. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 201 West North River Drive, Suite 100, Spokane, Washington 99201 ((509) 459-6100).

APPENDIX A

Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1.	The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3.	Independent Directors must comprise a majority of the Board.

4.	A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a)	the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b)	the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)	(i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d)	the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e)	the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f)	the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

A-1

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b)	No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7.	The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8.	Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

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APPENDIX B

Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1)	Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2)	If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3)	A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4)	The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

B-1

(5)	Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6)	All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

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ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 21, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 21, 2013:

The Notice of Meeting, proxy statement, proxy card and 2012 Annual Report are available at

http://investor.shareholder.com/rlhcorp/annuals.cfm

i Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet. i

¢ 20930303000000000000 1	052113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:				2. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O RAYMOND R. BRANDSTROM O RYLAND P. “SKIP” DAVIS O JON E. ELIASSEN O JAMES P. EVANS O DAVID J. JOHNSON O MELVIN L. KEATING O RONALD R. TAYLOR O MICHAEL VERNON O ROBERT G. WOLFE				FOR	AGAINST	ABSTAIN
				3. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				4. APPROVAL OF A SHAREHOLDER PROPOSAL REQUESTING THAT DIRECTORS BE ELECTED BY MAJORITY VOTE OF SHAREHOLDERS.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

•   “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1

•   “FOR” PROPOSALS 2 AND 3

•   “ABSTAIN” ON PROPOSAL 4

•   IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder		Date:		Signature of Shareholder		Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 21, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 21, 2013:

The Notice of Meeting, proxy statement, proxy card and 2012 Annual Report are available at

http://investor.shareholder.com/rlhcorp/annuals.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20930303000000000000 1	052113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:			2. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.	☐	☐	☐
	NOMINEES:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	O RAYMOND R. BRANDSTROM O RYLAND P. “SKIP” DAVIS		3. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O JON E. ELIASSEN O JAMES P. EVANS O DAVID J. JOHNSON			FOR	AGAINST	ABSTAIN
☐ FOR ALL EXCEPT (See instructions below)	O MELVIN L. KEATING O RONALD R. TAYLOR O MICHAEL VERNON O ROBERT G. WOLFE		4. APPROVAL OF A SHAREHOLDER PROPOSAL REQUESTING THAT DIRECTORS BE ELECTED BY MAJORITY VOTE OF SHAREHOLDERS.	☐	☐	☐
INSTRUCTION: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:
• “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1

•     “FOR” PROPOSALS 2 AND 3

•     “ABSTAIN” ON PROPOSAL 4

•     IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

1	¢

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Thomas L. McKeirnan and Jon E. Eliassen, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated on the reverse side, all shares of Common Stock of Red Lion Hotels Corporation that the undersigned would be entitled to vote if present in person at the Annual Meeting of Shareholders of Red Lion Hotels Corporation to be held on Tuesday, May 21, 2013, at 9:00 a.m. local time at the Red Lion Hotel at the Park, Skyline Ballroom, 303 West North River Drive, Spokane, Washington and at any adjournments thereof, on all matters that may come before the meeting, including matters incident to the conduct of the meeting and any shareholder proposal omitted from the proxy statement and this proxy pursuant to the rules of the Securities and Exchange Commission.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢